                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             Registration Statement
                        Under The Securities Act of 1933

                         AMERICAN TECHNOLOGY CORPORATION
               (Exact name of Registrant as specified in charter)

         DELAWARE                                           87-0361799
  (State or other jurisdiction                             (IRS Employer
of incorporation or organization)                       Identification Number)

            12725 STOWE DRIVE                    ROBERT PUTNAM, PRESIDENT
          POWAY, CALIFORNIA 92064                    12725 STOWE DRIVE
             (619) 679-2114                       POWAY, CALIFORNIA 92064
  (Address and telephone number of                      (619) 679-2114
registrant's principal executive offices         (Name, address and telephone
   and principal place of business)               number of agent for service)

                        1992 INCENTIVE STOCK OPTION PLAN
                            (Full Title of the Plan)

                                   COPIES TO:

                            JOHN D. BRASHER JR., ESQ.
                       BRASHER & COMPANY, ATTORNEYS AT LAW
              90 MADISON STREET, SUITE 707, DENVER, COLORADO 80206
                                 (303) 355-3000

     If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with Dividend or Interest Reinvestment Plans, check the following line: X

                         CALCULATION OF REGISTRATION FEE

     Title of                                                 Proposed            Proposed
    Each Class                             Amount              Maximum             Maximum            Amount of
   of Securities                           Being            Offering Price        Aggregate         Registration
  Being Registered                       Registered           Per Share         Offering Price (2)     Fee (3)
  ----------------                       ----------         --------------      ------------------  ------------
Common Stock (1)                          1,000,000             $2.16             $2,160,000.          $744.83

(1) The securities registered hereunder are shares of the registrant's common stock, $.00001 par value, subject to issuance upon the exercise of stock options granted under the registrant's 1992 Incentive Stock Option Plan.

(2)  Estimated for purpose of calculating the registration fee.

(3) The fee with respect to these shares has been calculated pursuant to Rules 457(h) and 457(c) under the Securities Act of 1933, as amended, and based upon the average of the bid and ask prices per share of the Registrant's Common Stock on a date within five (5) days prior to the date of filing of this Registration Statement, as quoted on the OTC Electronic Bulletin Board.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents are incorporated by reference in this registration statement of American Technology Corporation, a Delaware corporation ("Company"), and in the related Section 10(a) prospectus:

     (a) The Company's annual report on Form 10-KSB for the fiscal year ended September 30, 1995;

     (b) Company's quarterly reports on Form 10-QSB for the fiscal quarters ended December 31, 1995; March 31, 1996; and June 30, 1996;

     (c) The Company's current reports on Form 8-K dated March 12, 1996 and June 12, 1996.

     (d) Item 11 (Description of Securities) contained in registration statement on Form 10-SB of the Company, SEC file No. 0-24248.

     In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities registered hereunder have been sold and which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

     The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, $.00001 par value per share. There are no preferred shares authorized. The holders of Common Stock are entitled to one vote for each share held. The affirmative vote of a majority of votes cast at a meeting which commences with a lawful quorum is sufficient for approval of most matters upon which shareholders may or must vote, including the questions presented for approval or ratification at the Annual Meeting. However, removal of a director from office or repeal of the certificate of incorporation in its entirety require the affirmative vote of a majority of the total voting power for approval, and certain other matters (such as shareholder amendment of the bylaws, and amendment, repeal or adoption of any provision inconsistent with provisions in the certificate of incorporation regarding indemnification of directors, officers and others, exclusion of director liability, and the Company's election not to be governed by statutory provisions concerning business combinations with interested shareholders) require the affirmative vote of two-thirds of the total voting power for approval. Common Shares do not carry cumulative voting rights.

     Holders of Common Stock are not entitled to preemptive rights, and the Common Stock is not subject to redemption. Holders of Common Stock are entitled to receive, pro rata, dividends when and as declared by the Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding-up of the Company, holders of Common Stock are entitled to share ratably in the Company's assets legally available for distribution to its shareholders.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.


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
ITEM 6.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Pursuant to Article NINTH of the Company's Certificate of Incorporation, and as permitted by Section 145 of the General Corporation Law of Delaware, the Company may indemnify its directors and officers under certain circumstances against reasonable expenses (including court costs and attorney's fees), judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director, officer, employee, or agent of the Company if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Thus, the indemnification provisions will protect officers and directors from liability only if the officer or director meets the applicable standard of conduct and the Company has the financial ability to honor the indemnity. Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the General Corporation Law of Delaware, the Certificate of Incorporation, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in such Act, and is, therefore, unenforceable.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable; no common shares of the Company registered hereunder have been sold or issued.

ITEM 8.  EXHIBITS.

     5.1 Consent and opinion of Brasher & Company, counsel to the Company
     10.1 1992 Incentive Stock Option Plan of the Company
     23.1 Consent of BDO Seidman, LLP, independent certified public accountants

ITEM 9.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers and sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at such time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.


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
     (5) Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


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
                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Poway, California, on the date below.

DATED:  July 31, 1996

                                       AMERICAN TECHNOLOGY CORPORATION


                                           /s/ Robert Putnam
                                       By______________________________________
                                         ROBERT PUTNAM, CHIEF EXECUTIVE OFFICER

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities and on the dates respectively indicated.

               Signature                         Title                           Date
               ---------                         -----                           ----

               /s/ Robert Putnam
               -----------------------      Director, President                07/31/96
               ROBERT PUTNAM                Chief Executive Officer
                                            Chief Financial Officer

               /s/ Richard M. Wagner
               -----------------------      Director, Secretary                07/31/96
               RICHARD M. WAGNER


               /s/ David G. Norris
               -----------------------      Director                           07/31/96
               DAVID G. NORRIS


               /s/ Elwood G. Norris
               -----------------------      Director                           07/31/96
               ELWOOD G. NORRIS


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
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             Registration Statement
                        Under The Securities Act of 1933


                                    EXHIBITS


                         AMERICAN TECHNOLOGY CORPORATION
             (Exact name of registrant as specified in its charter)



                                  EXHIBIT INDEX

               The following exhibits are included as part of this registration statement, except those marked as having previously been filed with the Securities and Exchange Commission and which are incorporated by reference to another registration statement, report or form. References to the "Company" in this Exhibit Index mean AMERICAN TECHNOLOGY CORPORATION, a Delaware corporation.

 5.1     Consent and opinion of Brasher & Company, counsel to the Company ............................................    2

10.1     1992 Incentive Stock Option Plan of the Company .............................................................    1

23.1     Consent of BDO Seidman, LLP, independent certified public accountants .......................................    2

         1 Incorporated by reference to Exhibit 6.8 to the Company's report on Form 10-SB.

         2 Exhibit filed herewith this Registration Statement on Form S-8.


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